Mike:

Thank You ___________. I’d like to welcome all participants to National Research Corporation’s fourth quarter and year-end 2004 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

Among the topics we will cover today will be highlights of our performance in the fourth quarter, as well as year-end 2004. I will also provide various key metrics and highlight activities planned for the year 2005, after which we will open the call to questions.

To begin, fourth quarter earnings per share was $0.13 or 14.3% of the $6.4 million in revenues for the quarter. Both revenue and earnings were below our expectations, driven largely by the volatility in federal sector projects. This volatility involved a combination of projects decreasing in scope or being canceled, while others were added or increased in scope. Year-end 2004 earnings were $4.5 million which was 15.3% of year-end revenues of $29.6 million.

I would now ask Pat to provide additional details on our financial performance for the quarter and year. Pat.

Pat:

During the year 2004, NRC achieved record revenues of $29.7 million, exceeding the record $26.9 million set in 2003. While this growth was below our goal, it did represent a 10% increased growth in revenues over 2003.

For the year ended 2004, the Company’s net income was $4.6 million or $0.63 EPS. This represented a 5% increased growth in earnings per share which again, was below our growth rate goal. The net income margin was 15.3% of revenue which was within model.

Looking at the current year 2005, we expect to operate within our model for the year. Direct expenses are expected to stay within the range of our model of 43 to 45% of revenue. Selling, general and administrative expenses are expected to stay within our model in the same range of 23 to 25% of revenue. Depreciation and amortization as a percentage of revenue should remain within the model at 5.5 to 6.5% for 2005. The income taxes should remain in the range of 9-10% of revenue which should give us a net income margin of about 15% of revenue.

Given we expect 2005 revenues to be greater than 2004, some may look at margin expansion. We, however, will continue to invest in the business and expect margins to follow our model and mirror year-end 2003 and 2004 margins.

Cash flow from operations for the year 2004 was $7.8 million. The company continues to improve its strong financial position. The balance sheet has improved again this quarter and should continue to improve even more during 2005. Cash and short-term investments as of December 31, 2004, were approximately $18.9 million, or $2.60 per share.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During the first quarter of 2005, we expect volatility in the federal sector to continue, which will likely reduce first quarter revenue by about $1 million dollars compared to quarter one 2004. Independent of this revenue impact, we plan to maintain the increased expense structure of our sales expansion efforts due to the simple fact that the plan is working well by creating growth for our core business. As a result of the expected reduced revenues and increased expenses for the first quarter, EPS is likely to be $0.08 per share as was previously announced on January 25th.

For the balance of 2005, we expect positive period-over-period comparisons in each of the second, third and fourth quarters. With this expected growth, we will more than make up for the first quarter decline and end the year 2005 with revenues and earnings higher than 2004.

We are not providing exact earnings guidance for the year 2005; however, many of you that work with models have asked us to point you in the right direction. As stated, we expect to have earnings greater than the 2004 EPS of $.63, which suggests at least an EPS of $0.64. When the first quarter’s estimated EPS of $0.08 is subtracted from $0.64, it shows we will need a minimum of $0.56 in earnings for the balance of 2005. This $0.56 would compare to EPS of $0.47 for the last three quarters of 2004, suggesting a 20% growth in the last three quarters of 2005. This is a very simple example but perhaps helpful.

The foundation for growth in 2005 is our base of recurring contract value which, with reductions in federal sector contract value, starts the year 2005 at $29.4 million, essentially equal to the company’s total 2004 revenues. To this base we expect continued growth in the company’s core business which showed 17% growth in recurring contract value 2004 over 2003 in the start-up year of our three-year sales expansion plan. The first year impact of this increased sales activity generated a 52% growth in net new sales for the year ending 2004 over 2003.

By staying focused and not altering our plans, we expect to reduce revenue concentration risk and take advantage of the market changes which are now inevitable. One driver of market change that we have discussed is HCAHPS. The national rollout of the program is set for the second quarter 2005. From the start, the program as now planned involves continuous measurement, meaning the estimated 3,700 participating hospitals will measure patient experiences among a sample of their patients each month, with systematic updates of the hospitals’ performance publicly reported.

As we have stated before, meeting the minimum requirements of HCAHPS is not where we see the opportunity. The growth in our category will be from the additional measurement necessary to pinpoint strengths and weakness and the incremental efforts to show improvement. Given HCAHPS is now continuous throughout the year, so will perhaps the focus on measurement and improvement.

________, I would now open the call to questions.